Exhibit 21.1

AMERICAN ANTIMONY CORPORATION

(DBA XTRA ENERGY CORPORATION)

SUBSIDIARIES OF THE REGISTRANT

The following table sets forth the name and jurisdiction of incorporation of the subsidiary of Xtra Energy Corporation as of the date of this Registration Statement on Form 10.

Name of Subsidiary	Jurisdiction of Incorporation
American Antimony, Inc.	Nevada